Oppenheimer Flexible Strategies Fund
NSAR Exhibit - Item 77D

Oppenheimer Flexible Strategies Fund (the “Registrant”) has added a wholly-owned subsidiary.  A description is contained in the prospectus and statement of additional information dated February 28 2013, filed in Post-Effective Amendment No. 83 to the Registrant’s Registration Statement, Accession Number 0000728889-13-000326 which is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.